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                                                                    Exhibit 99.2

Edgewater Technology, Inc. Announces Closing of Robert Walters plc Overallotment
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  Option; Authorizes Stock Repurchase Program; Adopts Stockholder Rights Plan
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Fayetteville, Arkansas, July 24, 2000 - Edgewater Technology, Inc. ("Edgewater"
or the "Company") announced the closing of the overallotment option for the initial public offering ("IPO") of its former indirect wholly-owned subsidiary, Robert Walters plc ("Robert Walters"). The Company received gross proceeds from the overallotment option of approximately $26.7 million and its share of the IPO's total gross proceeds approximated $199.2 million, prior to offering commissions, fees and expenses. As a result of the IPO (including the overallotment option closing), the Company no longer has any equity interest in Robert Walters. Part of the proceeds from the IPO were used to repay all of the Company's bank debt resulting in the Company having approximately $90 million in cash and marketable securities.

Separately, the Company's Board of Directors has authorized management to repurchase up to $30 million in common stock over the course of the next twelve months, unless shortened or extended by the Board of Directors. The repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market.

"The completion of the Robert Walters transaction brings us another step closer to successfully executing on our plans to focus the Company on Edgewater Technology, our e-consulting business", commented Clete Brewer, Chairman and Chief Executive Officer of Edgewater Technology, Inc. "The Board of Directors and I believe that having paid off all the Company's bank debt, one of the best uses of the excess cash on our balance sheet is to repurchase some of our outstanding stock."

In light of the Company's current cash position and to safeguard against prejudicial or coercive takeover tactics, the Company also announced that its Board of Directors approved the adoption of a Stockholder Rights Plan (the "Rights Plan") under which all stockholders of record as of August 2, 2000 will receive rights to purchase shares of a new series of Preferred Stock. The Rights Plan is designed to protect and maximize stockholder value, enable all of Edgewater's stockholders to realize the full value of their investment and provide for fair and equal treatment for all stockholders in the event that an inadequate unsolicited attempt is made to acquire Edgewater. The intended effect will be to discourage the acquisition of more than 20 percent of Edgewater's common stock without negotiations with the Board of Directors. The adoption of the Rights Plan is not in response to any particular proposal. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

As previously announced, and in keeping with its intention to focus on its e-solutions consultancy, Edgewater Technology, the Company continues to work with Credit Suisse First Boston in exploring strategic alternatives for its other non e-solutions businesses - IntelliMark, ClinForce and Strategic Legal Resources which could result in Edgewater Technology's e-solutions business remaining as the primary operating unit of the Company.

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This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to the proposed stock repurchase program, potential strategic alterations for this Company's non-e-solutions businesses and the purpose and effect of the Rights Plan. Words such as "designed", "will," "intend," "increasing," "pursue," "provide," "begin," "should," "focus," "believe," "expect," "continue," and "plan," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements due to, among other reasons (1) declines in
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demand for staffing or solutions services, (ii) changes in industry trends,
(iii) adverse developments involving debt, equit or technology market conditions, (iv) failure to obtain new customers or retain significant existing customers, (v) loss of key executives; and/or (vi) general economic and business conditions and the factors further set forth under the headings "Management's Discussion and Analysis -Special Note Regarding Forward-Looking Statements" in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on May 8, 2000, and under the heading
"Business - Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the SEC on March 20, 2000.

For further information:

Lekha Rao, Brunswick Group  212-333-3810